Exhibit 10.3

MODALITÉS DES OBLIGATIONS

TERMS AND CONDITIONS OF THE NOTES

Isin: FR0013190147 – Common code: 145235235

The terms and conditions of the Notes will be as follows:

The issue of €42,500,000 4.25 per cent. Notes due 27 July 2022 (the Notes) of Valtech (the Issuer) has been decided by the Chief Executive Officer (Directeur Général) of the Issuer on 22 July 2016, acting pursuant to the resolution of the Board of Directors (Conseil d’administration) of the Issuer dated 30 June 2016.

Valtech, is a société européenne (societas europeas), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 30, boulevard Joseph II L-1840 Luxembourg and registered with the Registre de Commerce et des Sociétés of Luxembourg under number B200337.

The Issuer will enter into a fiscal agency agreement (contrat de service financier) (the Fiscal Agency Agreement) dated 22 July 2016 with Société Générale as fiscal agent, principal paying agent, calculation agent and put agent. The fiscal agent, paying agent, calculation agent and put agent for the time being are referred to in these Conditions as the Fiscal Agent, the Paying Agent, the Calculation Agent and Put Agent, each of which expression shall include the successors from time to time of the relevant persons, in such capacities, under the Fiscal Agency Agreement, and are collectively referred to as the Agents.

References to Conditions are, unless the context otherwise requires, to the numbered paragraphs below.

In these Conditions, references to “day” or “days” are to calendar days unless the context otherwise specifies.

1.	Form, Denomination and Title

The Notes will be issued on 27 July 2016 (the Issue Date) in dematerialised bearer form in the denomination of €100,000. Title to the Notes will be evidenced in accordance with Articles L.211-3 and R. 211-1 of the French Code monétaire et financier by book-entries (inscription en compte). No physical document of title (including certificats représentatifs pursuant to Article R.211-7 of the French Code monétaire et financier) will be issued in respect of the Notes.

The Notes will, upon issue, be inscribed in the books of Euroclear France, which shall credit the accounts of the Account Holders. For the purpose of these Conditions, Account Holders shall mean any intermediary institution entitled to hold accounts, directly or indirectly, with Euroclear France, and includes Euroclear Bank S.A./N.V. (Euroclear) and the depositary bank for Clearstream Banking, société anonyme (Clearstream, Luxembourg).

Title to the Notes shall be evidenced by entries in the books of Account Holders and will pass upon, and transfer of Notes may only be effected through, registration of the transfer in such books.

2.	Status and Negative Pledge

(a)	Status of the Notes

The obligations of the Issuer under the Notes in respect of the principal, interest and other amounts will constitute direct, general, unconditional, unsecured (subject to Condition 2(b) “Negative Pledge”) and unsubordinated payment obligations of the Issuer, and rank and will rank pari passu and without any preference among themselves and at least equally and rateably with all present or future unsecured and unsubordinated payment obligations (subject to such exceptions as are from time to time mandatory under the laws of the jurisdiction of incorporation of the Issuer), of the Issuer.

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(b)	Negative Pledge

So long as any of the Notes remain outstanding, the Issuer undertakes that it will not, and will procure that none of its Principal Subsidiaries (as defined below) will, create any Security Interest other than the Permitted Security Interest upon the whole or any part of the Issuer or its Principal Subsidiaries’ business (fonds de commerce), assets, revenues or rights, present or future, to secure any Financial Indebtedness incurred or guaranteed by the Issuer or any of its Principal Subsidiaries, unless at the same time or prior thereto, the Issuer’s obligations under the Notes are equally and rateably secured therewith.

For the purposes of these Conditions:

Financial Indebtedness means any indebtedness for or in respect of :

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument or of bills of exchange, promissory notes, bons de caisse or any similar instrument;

(c)	any amount raised by acceptance under any acceptance credit or bill discounting facility, receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the accounting principles applicable to the consolidated financial statements of the Issuer);

(d)	the amount of any liability in respect of any lease (including any crédit-bail or lease-back) or hire purchase contract which would in accordance with the accounting principles applicable to the Issuer as at the Issue Date, be treated as a finance lease;

(e)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, in accordance with the accounting principles applicable to the Issuer including earn-out “in the money” as reflected by the amount recorded in the Issuer’s financial statements and vendor loan (but excluding any earn-out “in the money” and vendor loan for which payment in share at the option of the Issuer is permitted);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any personal liability for any of the items referred to in paragraphs (a) to (g) above.

Group means the Issuer, its Subsidiaries and affiliates taken as a whole.

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Permitted Security Interest means in respect of the Issuer and any of its Principal Subsidiaries:

(a)	any Security Interest arising by operation of law and in the ordinary course of business;

(b)	any retention of title rights, in the ordinary course of its business;

(c)	any Security Interest in relation to a client receivables securitization or factoring program entered into in the ordinary course of its business;

(d)	any Security Interest arising under Financial Indebtedness of a subsidiary of the Issuer contracted with the Issuer and which is treated as intra-group funding in the Group’s consolidated accounts;

(e)	any Security Interest existing on the Issue Date, or resulting from an agreement which includes the granting of any Security Interest and which has been signed on or before the Issue Date by the Issuer or any of its Principal Subsidiaries;

(f)	any payment netting or set-off arrangement entered into with banks or financial institutions in the ordinary course of its business;

(g)	any Security Interest arising under a financial lease, to the extent such financial lease is deemed to create a Security Interest under the applicable law;

(h)	any Security Interest created to secure liabilities under letters of credit entered into by any member of the Group in the ordinary course of its business;

(i)	any Security Interest over or affecting any asset acquired by the Issuer or any of its Principal Subsidiaries after the Issue Date, if the Security Interest is (a) created in order to secure the financing of the acquisition of such asset and (b) exclusively given on all or part of such asset, provided that where the Financial Indebtedness is for an amount exceeding EUR 20 million and is contracted with a third party other than the vendors, such asset may only be acquired if said Financial Indebtedness has a maturity exceeding the maturity of the Notes;

(j)	any Security Interest over or affecting any asset of any company which becomes a Principal Subsidiary after the Issue Date where the Security Interest is created prior to the date on which that company becomes a Principal Subsidiary; and

(k)	the renewal or replacement of any Permitted Security Interest by another Permitted Security Interest listed in paragraphs (a) to (j) above.

Principal Subsidiaries means at any time:

(a)	VALTECH TRAINING SAS (France), VALTECH DIGITAL AUSTRALIA, VALTECH HOLDINGS AUSTRALIA, VALTECH A/S (Danemark), VALTECH AG (Allemagne), VALTECH GmbH (Allemagne), VALTECH SYSTEMS PRIVATE LIMITED (Inde), VALTECH SOLUTIONS (USA), VALTECH LIMITED (UK), VALTECH AB (Suède), VALTECH Canada (w.illi.am) and eFocus (Netherlands), as long as they remain a Subsidiary of the Issuer;

(b)	any Subsidiary of the Issuer whose total assets or gross revenues (or, where such Subsidiary prepares consolidated accounts, whose total consolidated assets or gross consolidated revenues, as the case may be) represent more than 5 per cent. of the total consolidated assets or total gross consolidated revenues of the Issuer, as calculated from the then latest audited financial statements (or audited consolidated financial statements as the case maybe) of such Subsidiary and the then latest audited annual consolidated financial statements; and

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(c)	any Subsidiary to which is transferred all or substantially all the assets and undertakings of a Subsidiary which immediately prior to such transfer was a Principal Subsidiary as of the day of such transfer.

Security Interest means any mortgage, lien, charge, pledge, retention of title provision or other form of security interest (sûreté réelle) and any mandate to create such security interests, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

Subsidiary means any other person or entity controlled directly or indirectly by the Issuer within the meaning of Article L.233-3 of the French Code de commerce.

3.	Change of Registered Office Jurisdiction after the Issue Date

The shareholders’ meeting of the Issuer held on 30 June 2016 has decided the transfer of the Issuer’s registered office from Luxembourg to London (United Kingdom) (the Change of Registered Office Jurisdiction) and has approved the new bylaws as shall become applicable on the UK Transfer Date.

The Issuer expects the Change of Registered Office Jurisdiction to occur on 31 October 2016 at the latest (such date, the UK Transfer Date).

By subscribing or purchasing Notes the Noteholders irrevocably agree to the Change of Registered Office Jurisdiction and acknowledge the new bylaws as shall become applicable on the UK Transfer Date.

4.	Covenants

4.1	Financial Covenants

So long as any of the Notes is outstanding, the Issuer shall ensure that as at the last day of each Relevant Period:

(a)	from and including 30 June 2016 to but excluding 31 December 2019, the Leverage Ratio shall be lower than or equal to 2.25;

(b)	from and including 31 December 2019, the Leverage Ratio shall be lower than or equal to 2.00; and

(c)	from and including 30 June 2016, the Gearing Ratio shall be lower than 1.2.

(together, the Financial Covenants).

The Issuer shall deliver to the Fiscal Agent and for the benefit of the Noteholders an initial certificate before 30 October 2016 in relation to the Financial Covenants as at 30 June 2016.

The Issuer shall deliver to the Fiscal Agent and for the benefit of the Noteholders, within 180 days from the end of the first Relevant Period ending after the signing date and within 120 days from the end of each subsequent Relevant Period, a certificate, signed by a duly authorized representative of the Issuer and (except in the case of pro forma adjustments as provided below), for the Relevant Period ending on 30 June or 31 December, by the statutory auditors of the Issuer, stating that the Issuer complies (or not) with the Financial Covenants in respect of such Relevant Period, and detailing the calculation of each of the Financial Covenants (each, a Certificate).

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The Financial Covenants will be calculated pursuant to the accounting standards applicable as at the Issue Date and by reference to the latest annual audited consolidated financial statements or interim consolidated financial statements of the Issuer, as the case may be, on a twelve months rolling period basis. However, it is specified that following an acquisition or a transfer of assets, the Financial Covenants will be calculated on a pro forma basis. Such pro forma will be based on the ebitda of the last 12 months of the acquired company excluding any synergies but including adjustments of the non-recurring or exceptional elements in accordance with accounting principles and policies of the Issuer.

For the purposes of these Conditions:

Cash means, in respect of any Relevant Period, the sum of cash (trésorerie) and cash equivalents (équivalents de trésorerie).

Consolidated Ebitda means the sum of the Issuer’s consolidated (a) recurring operating income (résultat opérationnel courant), (b) amortization (amortissement), (c) depreciation (dépréciations) and (d) equity-based compensation of employees (rémunérations payées en titres de capital) and (e) minus cash compensation to employees linked to results (intéressement et participation).

Consolidated Gross Financial Debt means, in respect of any Relevant Period, the sum of:

(a)	the current and non-current financial liabilities (passifs financiers courants et non courants) excluding advances from shareholders’ current accounts (avances en compte courant d’associés) with an interest payable to the shareholders’ equal or below 4.25% per annum which will be converted into capital (i) within four (4) months following the relevant advance from shareholders’ current accounts if the Issuer is a private company or (ii) within six (6) months following the relevant advance from shareholders’ current accounts if the Issuer’s shares are listed on a stock exchange and a visa from a regulatory authority is required; and

(b)	any recourse factoring programs.

Equity means, in respect of any Relevant Period, the sum of the Group share capital (capitaux propres part du Groupe) and the minority interests (intérêts des minoritaires).

Gearing Ratio means the ratio of Consolidated Net Indebtedness to Equity.

Leverage Ratio means the ratio of Consolidated Net Indebtedness to Consolidated EBITDA.

Relevant Period means each period of twelve months ending on 30 June or on 31 December in any year.

4.2	Limitation on the short term debt of the Group

So long as any of the Notes is outstanding, the Issuer shall ensure that the Short Term Debt of the Group shall not represent more than 10% of the annual consolidated Turnover of the Group (such Turnover will be calculated on a pro forma basis following an acquisition or a transfer of assets).

Short Term Debt means any overdraft facilities or recourse factoring (to the exclusion for the avoidance of doubt of non-recourse factoring).

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Turnover means the turnover of the relevant company(ies) calculated on an annual basis and which shall be calculated on a pro forma basis following an acquisition or a transfer of assets.

4.3	Permitted Acquisitions Covenant

The Issuer acknowledges and agrees that any new acquisitions shall fall within the scope of Permitted Acquisitions.

Permitted Acquisitions means any company and/or business purchased by the Issuer:

(a)	which:

(i)	individually, for the period between the Issue Date and the date on which the Issuer publishes its 2016 annual financial statements, has an annual consolidated or non consolidated Turnover below EUR 37 million and, thereafter, has an annual consolidated or non consolidated Turnover below 15% of the Issuer’s consolidated Turnover; and

(ii)	is active in the same activity as the Issuer as of the Issue Date or any activity related (activité connexe) to the Issuer’s activity as of the Issue Date; and

(iii)	whose activity are mainly exercised in a jurisdiction other than a Sanctioned Jurisdiction; or

(b)	which is acquired through a Permitted SPV.

Permitted SPV means a limited liability company (being a company the shareholders’ of which have a liability limited to the capital originally invested i.e. the nominal value of the shares and any premium paid in return for the issue of the shares) which acquires or owns companies, businesses and/or assets.

Sanctioned Jurisdiction means a Jurisdiction or territory which or the government of which is subject to Sanctions prohibiting generally business and contractual relationships with such government, jurisdiction or territory.

Sanctions means any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) or the U.S. Department of State or any similar sanctions imposed by the United Nations, the European Union and/or any member State of the European Union (including the French Republic and HM Treasury.

4.4	Limitation on Dividends Distribution and Shares Buy-Back

So long as any of the Notes is outstanding, the Issuer:

(a)	shall not distribute nor pay, in any form whatsoever, any dividend, interim dividend, dividend advance or reserves as long as the Issuer’s shares are listed on Euronext Paris or if the Issuer’s shares are private and otherwise except if the Leverage Ratio remains below 2 after such distribution or payment; and

(b)	shall not buy back its shares to withdraw such shares from listing on a stock exchange and otherwise except (i) if the Leverage Ratio remains below 1 after such buyback or (ii) in accordance with any share buy back program drawn in compliance with applicable laws and/or the regulations of the relevant regulatory authority.

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Any such distribution, payment or buy back is subject to the Issuer delivering to the Noteholders a Certificate (as defined in 4.1 “Financial Covenants” above) confirming the compliance by the Issuer with the minimum Leverage Ratio specified above (in respect of the last Relevant Period), so long as the Issuer is required to comply with the Financial Covenants.

4.5	Information Undertakings

So long as any of the Notes is outstanding, the Issuer shall deliver to the Fiscal Agent and make available to the Noteholders:

(a)	within 180 days after the end of its first financial year after the Issue Date and within 120 days after the end of each of its subsequent financial years:

(i)	certified true copies of the audited annual consolidated financial statements of the Issuer for such financial year, and

(ii)	certified true copies of the Issuer’s audited non-consolidated annual financial statements for such financial year, and

(iii)	the audit reports with respect thereto, and

(iv)	the list of the Principal Subsidiaries; and

(b)	within 120 days after the end of each semi-annual financial years, certified true copies of the semi-annual unaudited consolidated and non-consolidated financial statements of the Issuer for such relevant six month period.

As long as the Issuer’s shares are listed on a stock exchange and a registration document (document de référence) and/or financial annual report are published, the financial information in relation to the Issuer listed in (a)(i) to (iii) above shall be deemed to have been delivered to the Fiscal Agent.

5.	Interest

The Notes bear interest at the rate of 4.25 per cent. per annum, from and including the Issue Date payable annually in arrear on 27 July in each year (each an Interest Payment Date), commencing on 27 July 2017.

The period commencing on, and including, the Issue Date and ending on, but excluding, the first Interest Payment Date and each successive period commencing on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date is called an Interest Period.

Notes will cease to bear interest from the date provided for their redemption, unless the Issuer defaults in making due provision for their redemption on said date. In such event, the Notes will continue to bear interest in accordance with this Condition (as well after as before judgment) on the principal amount of such Notes until whichever is the earlier of (i) the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant holder and (ii) the day after the Fiscal Agent has notified the holders of the Notes (the Noteholders) in accordance with Condition 11 of receipt of all sums due in respect of all the Notes up to that day.

Interest will be calculated on an Actual/Actual (ICMA) basis. Where interest is to be calculated in respect of a period of less than one year, it shall be calculated on the basis of the number of days elapsed in the relevant period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, divided by the number of days in such period in which the relevant period falls (including the first but excluding the last day of such period). Where interest is to be calculated in respect of a period which is more than one year, such interest shall be the aggregate of the interest payable in respect of a full year plus the interest payable in respect of the remaining period calculated in the manner as aforesaid.

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6.	Redemption and Purchase

The Notes may not be redeemed otherwise than in accordance with this Condition 6 and Condition 9.

(a)	Final Redemption

Unless previously redeemed or purchased and cancelled as provided below, the Notes will be redeemed by the Issuer in full at their principal amount on 27 July 2022 (the Maturity Date).

(b)	Redemption for Taxation Reasons

(i)	If, by reason of a change in laws or regulations of the Relevant Jurisdiction, or any change in the official application or interpretation of such law, becoming effective after the Issue Date, the Issuer would on the occasion of the next payment due in respect of the Notes, not be able to make such payment without having to pay Additional Amounts as specified in Condition 8 below, and provided that such obligation cannot be avoided by the Issuer taking reasonable measures available to it, the Issuer may on any Interest Payment Date, subject to having given not more than sixty (60) nor less than thirty (30) days’ prior notice to the Noteholders (which notice shall be irrevocable), in accordance with Condition 11, redeem all, but not some only, of the outstanding Notes at their principal amount plus any interest accrued to the date fixed for redemption provided that the due date for redemption of which notice hereunder may be given shall be no earlier than the latest practicable Interest Payment Date on which the Issuer could make payment of principal and interest without withholding or deduction for the Relevant Jurisdiction’s taxes.

Relevant Jurisdiction means the jurisdiction in which the Issuer is incorporated being (i) prior to the UK Transfer Date, the Grand Duchy of Luxembourg or any political subdivision or any authority thereof or therein having power to tax and (ii) on and after the UK Transfer Date, the United Kingdom or any political subdivision or any authority thereof or therein having power to tax.

(ii)	If the Issuer would on the occasion of the next payment in respect of the Notes be prevented by laws or regulations of the Relevant Jurisdiction from making payment to the Noteholders of the full amount then due and payable, notwithstanding the undertaking to pay Additional Amounts contained in Condition 8 below, and provided that this cannot be avoided by the Issuer taking reasonable measures available to it, then the Issuer shall forthwith give notice of such fact to the Fiscal Agent and the Issuer shall upon giving not less than seven (7) days’ prior notice to the Noteholders in accordance with Condition 11 redeem all affected Notes at their principal amount plus any accrued interest on the latest practicable date on which the Issuer could make payment of the full amount payable in respect of said Notes without withholding for the Relevant Jurisdiction’s taxes, or, if such date is past, as soon as practicable thereafter.

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(c)	Redemption at the option of Noteholders following a Change of Control

If at any time while any Note remains outstanding there occurs a Change of Control, each Noteholder will have the option (the Put Option) to require the Issuer to redeem of all or part of the Notes held by such Noteholder on the Optional Redemption Date (as defined below) at its Change of Control Redemption Amount.

Promptly upon becoming aware that a Change of Control has occurred, the Issuer shall give notice (a Change of Control Notice) to the Noteholders in accordance with Condition 11, specifying the nature of the put event and the procedure for exercising the Put Option.

To exercise the Put Option, a Noteholder must give notice to the relevant Account Holder, with a copy to the Put Agent, duly completed and signed on its behalf (the Put Notice), on any business day in Paris falling within the period of forty-five (45) days after a Change of Control Notice is given (the Put Period). The Put Notice shall include instructions for the transfer of such Noteholders’ Notes to the specified account of the Put Agent for the redemption or purchase of such Notes.

The form of the Put Notice shall be available from the Put Agent. A Put Notice once given shall be irrevocable without the consent of the Issuer.

Payment in respect of such Notes will be made on the Optional Redemption Date by transfer to the bank account specified in the Put Notice.

For the avoidance of doubt, the Issuer shall have no responsibility for any costs which the Noteholder may incur as a result of or in connection with such Noteholder’s exercise or purported exercise of, or otherwise in connection with, any Put Option.

A Change of Control shall be deemed to have occurred each time that at any time following the Issue Date:

(i)	SiegCo acting alone or in concert ceases to hold Control of the Issuer; or

(ii)	the Verlinvest Group acting alone or in concert (within the meaning of Article L.233-10 of the French Code de commerce) ceases to hold Control of SiegCo; or

(iii)	Sebastian Lombardo (Chief Executive Officer of the Issuer), Olivier Padiou (Chief Operations Officer of the Issuer) and Tomas Nores (Chief Operations Officer of the Issuer), or any other manager of the Issuer reaching the same level of responsibility, acting together, directly or indirectly cease to hold 2% of the Issuer at any time.

Change of Control Redemption Amount means 101% principal amount of the Notes, together with accrued interest to but excluding the Optional Redemption Date.

Control has the meaning given in Article L.233-3 of the French Code de commerce.

Optional Redemption Date means the 5th business day in Paris following the expiration of the Put Period.

SiegCo means a société anonyme organised under the laws of Belgium, having its registered office at 18 place Eugène Flagey, 1050 Ixelles, Belgium and with enterprise number 0872.680.888.

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Verlinvest Group means a société anonyme organised under the laws of Belgium, having its registered office at 18 place Eugène Flagey, 1050 Ixelles, Belgium and with enterprise number 0455.030.364.

(d)	Redemption at the Option of Noteholders in case of Loss of FPE Status Put Event

If a Loss of FPE Status Put Event occurs and is continuing, an affected Noteholder shall have the right, upon giving not more than thirty (30) nor less than fifteen (15) days’ notice to the Issuer, to require the redemption of the Notes held by such Noteholder at their principal amount together with interest accrued to, but excluding, the date fixed for redemption (including, where applicable, any arrears of interest).

The Issuer shall then have the ability to delay the redemption of the Notes to a date falling no later than four (4) months after the receipt by the Issuer of the notice sent by the affected Noteholder.

A Loss of FPE Status Put Event means that, at any time after the UK Transfer Date and whilst any of the Notes are outstanding, a Noteholder who, as at the Issue Date, qualified as a fonds de prêts à l’économie (FPE) in accordance with the provisions of Article R.332-14-2 of the French Code des Assurances is no longer permitted to treat the Notes held by it as eligible to its assets without losing its FPE status, as a result of the United Kingdom (or England as the case may be) ceasing to be a member of the European Union. The relevant Noteholder shall no later than the date the notice is served communicate to the Issuer a certificate from the Autorité des Marchés Financiers or an opinion from an international law firm confirming the occurrence of the Loss of FPE Status Put Event.

(e)	Make Whole Redemption by the Issuer

The Issuer will, subject to compliance by the Issuer with all relevant laws, regulations and directives and having given not more than thirty (30) nor less than fifteen (15) days’ notice in accordance with Condition 11 to the Noteholders and to the Fiscal Agent (which notice shall be irrevocable and shall specify the date fixed for redemption), have the option to redeem all but not some only of the Notes, at any time prior to their Maturity Date (the Make Whole Redemption Date) at their Make Whole Redemption Amount (as defined below) together with any accrued and unpaid interest up to, but excluding, the Make Whole Redemption Date and any Additional Amounts.

The Make Whole Redemption Amount will be calculated by the Calculation Agent and will be an amount in Euro rounded to the nearest cent (half a cent being rounded upwards) being the greater of:

(A)	100 per cent. of the principal amount of the Notes; and

(B)	the sum of the then current values of the remaining scheduled payments of principal and interest (not including any interest accrued on the Note to, but excluding, the Make Whole Redemption Date) discounted to the Make Whole Redemption Date on an annual basis (based on the actual number of days elapsed divided by 365 or (in the case of a leap year) by 366) at the Reference Rate (as defined below) plus the Margin.

The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent shall (in the absence of manifest error) be final and binding upon all parties. The Calculation Agent shall act as an independent expert and not as agent for the Issuer or the Noteholders.

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In case of partial redemption of the Notes, the redemption will be made by reducing the nominal amount of all the Notes in proportion to the aggregate nominal amount redeemed.

Margin means 0.50 per cent. per annum.

Reference Rate means the average of the four quotations given by the Reference Dealers of the mid-market annual yield to maturity of the Reference Governmental Bond on the fourth (4th) business day in Paris preceding the Make Whole Redemption Date at 11.00 a.m. (Central European time (CET)).

If the Reference Governmental Bond is no longer outstanding, a Similar Security will be chosen by the Calculation Agent after prior consultation with the Issuer if practicable under the circumstances, at 11.00 a.m. (CET) on the third (3rd) business day in London preceding the Make Whole Redemption Date, quoted in writing by the Calculation Agent to the Issuer and notified to the Noteholders in accordance with Condition 11.

Reference Governmental Bond means the German government bond bearing interest at a rate of 1.5 per cent. per annum and maturing on 4 September 2022 with ISIN DE0001135499.

Reference Dealers means each of the four banks selected by the Calculation Agent which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

Similar Security means a reference bond or reference bonds issued by the German Government having an actual or interpolated maturity comparable with the remaining term of the Notes that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

(f)	Purchases

The Issuer may at any time purchase Notes together with rights to interest relating thereto in the open market or otherwise at any price in accordance with applicable laws and regulations. Notes so purchased by the Issuer may be held and resold in accordance with Article L.213-1A and D.213-1 A of the French Code monétaire et financier for the purpose of enhancing the liquidity of the Notes.

(g)	Cancellation

All Notes which are redeemed pursuant to paragraphs 6(a), 6(b) or 6(c) or purchased for cancellation pursuant to paragraph 6(d) of this Condition will forthwith be cancelled and accordingly may not be reissued or sold.

7.	Payments

(a)	Method of Payment

Payments of principal and interest in respect of the Notes will be made in Euro by credit or transfer to a Euro-denominated account (or any other account to which Euro may be credited or transferred) specified by the payee in a city in which banks have access to the TARGET System.

TARGET System means the Trans European Automated Real Time Gross Settlement Express Transfer (known as TARGET2) System or any successor thereto.

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Such payments shall be made for the benefit of the Noteholders to the Account Holders and all payments validly made to such Account Holders in favour of the Noteholders will be an effective discharge of the Issuer and the Paying Agents, as the case may be, in respect of such payments.

Payments of principal and interest on the Notes will, in all cases, be subject to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8.

(b)	Payments on Business Days

If any due date for payment of principal or interest in respect of any Note is not a Business Day (as defined below), then the Noteholder thereof shall not be entitled to payment of the amount due until the next following day which is a Business Day and the Noteholder shall not be entitled to any interest or other sums in respect of such postponed payment.

In this Condition Business Day means any day, not being a Saturday or a Sunday, on which the TARGET System is operating and on which Euroclear France is open for general business.

No commission or expenses shall be charged to the Noteholders in respect of such payments.

(c)	Fiscal Agent, Paying Agent, Calculation Agent and Put Agent

The name and specified office of the initial Fiscal Agent, initial Paying Agent, initial Calculation Agent and initial Put Agent are set out below:

Société Générale

32, rue du Champ de Tir

44312 Nantes cedex 3

France

The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent or Paying Agent or Calculation Agent or Put Agent and/or appoint another Fiscal Agent or Paying Agent or Put Agent or Calculation Agent or additional Paying Agents or approve any change in the office through which any such Agent acts, subject to having given not more than forty-five (45) nor less than thirty (30) days’ prior notice to the Noteholders in accordance with Condition 11, provided that there will at all times be a Fiscal Agent, a Paying Agent, a Calculation Agent and a Put Agent having a specified office in a European city.

8.	Taxation

(a)	Withholding Tax

All payments in respect of the Notes shall be made free and clear of, and without withholding or deduction for or on account for, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Relevant Jurisdiction, unless such withholding or deduction is required by law.

(b)	Additional Amounts

If, pursuant to laws or regulations of the Relevant Jurisdiction, payments of principal or interest in respect of any Note become subject to deduction or withholding in respect of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed by or on behalf of the Relevant Jurisdiction or any authority therein or thereof having power to tax, the Issuer shall, to the fullest extent then permitted by law, pay such additional amounts (the Additional Amounts) as may be necessary in order that the holder of each Note, after such deduction or withholding, will receive the full amount then due and payable thereon in the absence of such withholding; provided, however, that the Issuer shall not be liable to pay any such Additional Amounts in respect of any Note:

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(a)	where the relevant holder is liable for such taxes and duties in respect of such Notes by reason of his having some connection to the Relevant Jurisdiction other than the mere holding of such Note;

(b)	where the relevant holder would not be liable or subject to the withholding or deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority of the Relevant Jurisdiction; and

(c)	where the Relevant Jurisdiction is Luxembourg, when the 10% withholding tax on interest payments made to or for the benefit of Luxembourg resident private individuals introduced by the Luxembourg law of 23 December 2005, as amended, applies (on the basis of the regulation in force on the Issue Date).

Any references in these Conditions to principal and interest shall be deemed also to refer to any Additional Amounts which may be payable under the provisions of this Condition 8.

9.	Events of Default

Any Noteholder may, upon written notice to the Issuer, with a copy to the Fiscal Agent, cause all the Notes held by such holder to become immediately due and payable at their principal amount, together with interest accrued since the last Interest Payment Date (or, if applicable, since the Issue Date) preceding the early redemption date and until the date of effective redemption, if any of the following events (each an Event of Default) occurs:

(a)	any amount of principal or interest in respect of any Note is not paid on the due date thereof and such default is not remedied within a period of five (5) days from such due date; or

(b)	default by the Issuer in the due performance of, or compliance with, any provision of the Conditions other than as referred in (a) above (including, for the avoidance of doubt and without limitation, Condition 2(b) “Negative Pledge”, Condition 4.1 “Financial Covenants” (including the failure to deliver the relevant Certificate), Condition 4.2 “Limitation on the short term debt of the Group”, Condition 4.3 “Permitted Acquisitions Covenant” and Condition 4.4 “Limitation on Dividends Distribution and Shares Buy-Back”) if such default shall not have been cured within twenty (20) days after receipt by the Issuer of written notice of such default given by a Noteholder or, as the case may be, the Representative upon request of the holder of such Notes; or

(c)	any Financial Indebtedness of the Issuer or any Principal Subsidiary in excess of €500,000 (or its equivalent in any other currency) whether individually or in aggregate, (x) is not paid when due or (as the case may be) within any originally applicable grace period or (y) becomes (or becomes capable of being declared) following, where applicable, the expiry of any originally applicable grace period, due and payable prior to its stated maturity as a result of a default thereunder; or

(d)	the statutory auditors of the Issuer refuse to approve any of the Issuer’s annual consolidated financial statements between the Issue Date and the Maturity Date; or

(e)	a final judgment is issued by a court or tribunal in relation to a criminal or tax related dispute and such court or tribunal sentences the Issuer to pay an amount in excess of €5,000,000; or

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(f)	the Issuer ceases to carry on all or a material part of its business or other operations or disposes of all or substantially all of its business, except (i) in connection with a merger, consolidation, amalgamation or other form of reorganisation pursuant to which the surviving entity shall be the transferee of or successor to all or substantially all of the business of the Issuer and assumes all of the obligations of the Issuer with respect to the Notes or (ii) on such other terms approved by a resolution of the General Meeting of Noteholders; or

(g)	prior to the UK Transfer Date, a judgment is issued for the winding-up, administration or dissolution, judicial liquidation (liquidation judiciaire) or for a transfer of the whole of the business (cession totale de l’entreprise) or substantially the whole of the business of the Issuer or any Principal Subsidiary; or, to the extent permitted by law, the Issuer or any Principal Subsidiary is subject to any other insolvency or bankruptcy proceedings under any applicable laws (including the appointment of a receiver, administrative receiver or administrator) or the Issuer or any Principal Subsidiary makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors; or

(h)	on and after the UK Transfer Date, an order is made by any competent court or resolution is passed for the winding-up or dissolution of the Issuer or any Principal Subsidiary; or, to the extent permitted by law, the Issuer or any Principal Subsidiary is subject to any other insolvency or bankruptcy proceedings under any applicable laws or the Issuer or any Principal Subsidiary makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors.

For the purposes of this Condition 9 references to:

a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

10.	Representation of the Noteholders

Noteholders will be grouped automatically for the defence of their common interests in a masse (the Masse). The Masse will be governed by the provisions of the French Code de commerce.

(a)	Legal Personality:

The Masse will be a separate legal entity and will act in part through a representative (the Representative) and in part through a general meeting of the Noteholders (the General Meeting).

The Masse alone, to the exclusion of all individual Noteholders, shall exercise the common rights, actions and benefits which now or in the future may accrue respectively with respect to the Notes.

(b)	Representative:

The Representative shall be:

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Association de représentation des masses de titulaires de valeurs mobilières

Centre Jacques Ferronnière

32 rue du Champ de Tir

CS 30812

44308 Nantes cedex 3

In the event of incompatibility, death, dissolution, resignation or revocation of the Representative, such Representative will be replaced by an alternative Representative. The alternative Representative shall have the same powers as the Representative.

In the event of death, dissolution, incompatibility, resignation or revocation of the alternative Representative, a replacement will be elected by the General Meeting.

The Representative will receive a remuneration of €500 per year for its services.

In accordance with Article R.228-71 of the French Code de commerce, the right of each Noteholder to participate in General Meetings will be evidenced by the entries in the books of the relevant Account Holder of the name of such Noteholder as of 0:00, Paris time, on the second business day in Paris preceding the date set for the meeting of the relevant General Meeting.

The place where a General Meeting shall be held will be set out in the notice convening such General Meeting.

11.	Notices

Any notice to the Noteholders will be valid if delivered to the Noteholders either through Euroclear France, Euroclear or Clearstream, Luxembourg, for so long as the Notes are cleared through such clearing systems or by letter to each Noteholder and in each case as may be required by the mandatory rules of any exchange on which the Notes are from time to time listed. Any such notice shall be deemed to have been given on the date of such delivery or, if delivered more than once or on different dates, on the first date on which such delivery is made.

12.	Prescription

Claims against the Issuer for the payment of principal and interest in respect of the Notes shall become prescribed ten (10) years (in the case of principal) and five (5) years (in the case of interest) from the due date for payment thereof.

13.	Further Issues

The Issuer may, from time to time without the consent of the Noteholders, issue further notes to be assimilated (assimilables) with the Notes as regards their financial service, provided that such further notes and the Notes shall carry rights identical in all respects (or in all respects except for the issue price and the first payment of interest thereon) and that the terms of such further notes shall provide for such assimilation.

In the event of such assimilation, the Noteholders and the holders of any assimilated notes will, for the defence of their common interests, be grouped in a single Masse having legal personality.

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14.	Governing Law and Jurisdiction

The Notes are governed by the laws of France.

Any claim against the Issuer in connection with any Notes may be brought before any competent court of the jurisdiction of the Cour d’Appel de Paris.

The articles 86 to 94-8 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the Companies Act 1915), shall not apply with regard to the Notes. No Noteholder may initiate proceedings against the Issuer based on article 98 of the Companies Act 1915.

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